AOPP PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


The following unaudited pro forma consolidated financial statements were prepared to reflect the proposed merger (the "Merger") of American Office Park Properties, Inc. ("AOPP") and Public Storage Properties XI, Inc. ("PSP11"), which is described in the Public Storage Properties XI, Inc. Proxy Statement and Prospectus dated February 5, 1998 (the "Proxy Statement"). Under the Merger
Agreement:

     *    AOPP will merge into PSP11.

     * Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections (the "Cash Elections") will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock.

     * Each share of PSP11 Common Stock Series B and each share of PSP11 Common Stock Series C will be converted into either .8641 share of PSP11 Common Stock or the right to receive $17.71 in cash (up to 20% of the outstanding Series B and Series C), at the option of the shareholders. All of the Series B and Series C shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     * Each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder. All of the AOPP shareholders have indicated that they intend to elect PSP11 Common Stock in the Merger.

     * The surviving corporation in the Merger will be renamed "PS Business Parks, Inc. ("PSBP")."

     * Concurrent with the Merger, PSP11 will exchange (the "Exchange") 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by Public Storage, Inc. ("PSI").

The number of PSP11 Common Shares outstanding upon the consummation of the Merger will depend in large part on the amount of shares electing cash. Since the amount is not predictable, two scenarios of pro forma financial information have been provided: (i) assuming maximum Cash Elections of 20% of PSP11 Common Stock and (ii) assuming no Cash Elections.

The Merger will be treated as a reverse merger whereby AOPP will be treated as the accounting acquirer using the purchase method. This has been determined based upon the following:

     * The business focus post Merger will continue to be that of AOPP's which includes the acquisition, ownership and management of commercial properties. Prior to the Merger, PSP11's business focus has been primarily on the ownership and operation of its mini-warehouse properties which represent approximately 81% of its portfolio.

     * Following the Merger, the former shareholders and unitholders of AOPP will own in excess of 80% of the merged companies.

In addition to adjustments to reflect the proposed Merger, pro forma adjustments were made to reflect the following transactions:

     1. On April 1, 1997, AOPP LP (the "Operating Partnership") acquired four commercial properties from PSI in exchange for 1,235,500 OP Units.

     2. On July 31, 1997, AOPP acquired two commercial properties from an unaffiliated third party for cash totaling $33,750,000. AOPP raised the cash for this acquisition by issuing 1,690,000 shares of AOPP Common Stock primarily to PSI for cash totaling $33,800,000.

     3. On September 24, 1997, AOPP acquired one commercial property (the "Largo Property") from an unaffiliated third party for an aggregate cost of $10,374,000, consisting of cash of $10,050,000 and the issuance of 12,000 Operating Partnership units ("OP Units") having a value of $324,000.

     4. On December 10, 1997, AOPP purchased a commercial property (the "Northpointe Property") for $3,875,000, consisting of cash of $3,575,000 and the issuance of 11,111 OP Units having a value of $300,000.

     5. On December 24, 1997, AOPP completed a transaction where AOPP issued 1,512,718 OP Units and 2,970,134 shares of AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties (the "Acquiport Properties" - $118,655,000) and $1,000,000 cash. The Company incurred $3,300,000 in transaction costs. On January 9, 1998, the subsidiary of the state pension fund exercised its option to convert the shares of OP units into shares of AOPP common stock on a one-for-one basis.

     6. In December 1997, AOPP reached an agreement in principle with a group of institutional investors under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27.00 per share in separate tranches. The first tranche, 1,851,852 shares or $50.0 million, was issued in January 1998. The remainder of the shares are to be issued as the funds are required by AOPP, in minimum increments of $20.0 million.

     7. On January 13, 1998, AOPP purchased a commercial property (the "Ammendale property") for $22,643,000, consisting of cash of
          $22,450,000 and the issuance of 7,143 OP Units having a value of $193,000.

     8. In March 1998, AOPP purchased one commercial property and had an agreement in principle to purchase another commercial property (the "March Acquisitions", referred to in the Proxy Statement dated February 5, 1998 as the "Proposed Acquisitions") from an unaffiliated third party for an aggregate cost of $33,152,000, composed of $18,200,000 cash, the issuance of 8,033 OP Units having a value of $217,000, and the assumption of mortgage notes payable of $14,735,000.

     9. No effect has been given to a capital infusion from the subsidiary of the state pension fund referred to in 5) above. Pursuant to the terms of the merger and contribution agreement with the subsidiary, the subsidiary has the right to acquire additional shares in AOPP at $27 per share in order to maintain its proportional interest in AOPP prior to the PSP 11 merger. Assuming all of the pro forma adjustments noted above (primarily the issuance of shares to institutional investors), the subsidiary would have the right to purchase approximately an additional 850,000 shares of AOPP stock.

The pro forma consolidated balance sheet at December 31, 1997 has been prepared to reflect (i) the aforementioned acquisitions and proposed acquisitions of commercial properties which occurred after December 31, 1997 the related (ii) conversion of OP units to AOPP Common Stock by the subsidiary of the state pension fund, (iii) the issuance of $50.0 million of AOPP Common Stock to institutional investors, and (iv) the proposed Merger transaction between AOPP and PSP11.

The pro forma consolidated statement of income for the year ended December 31, 1997 has been prepared assuming (i) the aforementioned acquisitions and proposed acquisitions of commercial properties (ii) the issuance of $50.0 million of AOPP

Common Stock to institutional investors, and (iii) the proposed Merger between AOPP and PSP11, as if all such transactions were completed at the beginning of fiscal 1997.

The pro forma adjustments are based upon available information and upon certain assumptions as set forth in the notes to the pro forma consolidated financial statements that PSP11 and AOPP believe are reasonable in the circumstances. The pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of PSP11, AOPP, and certain financial information with respect to properties acquired and proposed to be acquired pursuant to agreements in principle. (SEE "FINANCIAL STATEMENTS -ACQUIRED PROPERTIES, -EXCHANGED PROPERTIES, -BALDON, -LARGO, -ACQUIPORT PROPERTIES AND PROPOSED ACQUISITIONS INCLUDED IN THE ABOVE REFERENCED PROXY STATEMENT). The following pro forma consolidated financial statements do not purport to represent what AOPP's results of operations would actually have been if the transactions in fact had occurred at the beginning of the respective periods or to project AOPP's results of operations for any future date or period.


                             PS BUSINESS PARKS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
             (Amounts in thousands, except share and per share data)
                     Assuming Maximum Cash Elections of 20%
                                      AOPP
             -------------------------------------------------------

                                                                          Pro Forma Adjustments
                                                       -----------------------------------------------------
                                                                        Property          Other            AOPP
                       ASSETS                             AOPP        Acquisitions     Adjustments      Pre-Merger
                                                      (Historical)      (Note 1)         (Note 2)       (Pro Forma)
                                                      ------------      --------         --------       -----------
Cash and cash equivalents                             $     3,884    $  (40,650)      $   41,200        $  4,434
Real estate facilities, net of accumulated                314,238        55,795               -          370,033
   depreciation
Intangible assets, net of accumulated amortization          3,272             -               -           3,272
Other assets                                                2,060             -               -           2,060
Purchase cost                                                   -             -               -               -
                                                      ------------      --------         --------       -----------


     Total assets                                     $   323,454    $   15,145       $   41,200       $ 379,799
                                                      ============      ========         ========       ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                         $     8,331    $        -       $   (2,900)      $   5,431
Notes payable                                               3,500        14,735           (3,500)         14,735
Minority interest                                         168,665           410          (30,297)        138,778
Shareholder's equity:
   Common stock , $.10 par value, 100,000,000 shares
      authorized 6,549,411 issued and outstanding
      (13,724,103 pro forma shares issued
       and outstanding)                                       655                            336             991
   Series A                                                     -             -                -               -
   Series B                                                     -             -                -               -
   Series C                                                     -             -                -               -
   Paid-in capital                                        142,699                         77,561         220,260
   Cumulative net income                                    3,154             -                -           3,154
   Cumulative distribution paid                            (3,550)            -                -          (3,550)
                                                      ------------      --------         --------       -----------
       Total shareholders' equity                         142,958             -           77,897         220,855
                                                      ------------      --------         --------       -----------
   Total liabilities and shareholders' equity         $   323,454    $   15,145        $  41,200       $  379,799
                                                      ============      ========         ========       ===========

Book Value per share of Common Stock (Note 4)         $     21.83                                      $    22.28
                                                      ============                                      ===========



                             PS BUSINESS PARKS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
             (Amounts in thousands, except share and per share data)
                     Assuming Maximum Cash Elections of 20%
                                      AOPP
             -------------------------------------------------------

                                                                                             Adjustments
                                                                             ----------------------------------
                                                                                                          PSBP
                       ASSETS                                 PSP11        Purchase     Valuation     Post-Merger
                                                           (Historical)    (Note 3)      (Note 3)     (Pro Forma)
                                                           ------------    --------      --------     -----------
Cash and cash equivalents                                  $  2,455      $ (1,889)     $       -      $    5,000
Real estate facilities, net of accumulated                   25,937             -         23,156         419,126
   depreciation
Intangible assets, net of accumulated amortization               -              -         (1,540)          1,732
Other assets                                                   454              -              -           2,514
Purchase cost                                                    -         48,987        (48,987)              -
                                                           ------------    --------      --------     -----------


     Total assets                                         $  28,846      $ 47,098      $ (27,371)     $  428,372
                                                           ============    ========      ========     ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                             $   1,475      $     -       $       -      $    6,906
Notes payable                                                     -         6,373              -          21,108
Minority interest                                                 -             -              -         138,778
Shareholder's equity:
   Common stock , $.10 par value, 100,000,000 shares
      authorized 6,549,411 issued and outstanding
      (13,724,103 pro forma shares issued
       and outstanding)                                           -           203           178           1,372
   Series A                                                      18             -           (18)              -
   Series B                                                       2             -            (2)              -
   Series C                                                       5             -            (5)              -
   Paid-in capital                                           32,421        40,522       (32,599)        260,604
   Cumulative net income                                     29,451             -       (29,451)          3,154
   Cumulative distribution paid                             (34,526)            -        34,526          (3,550)
                                                           ------------    --------      --------     -----------
       Total shareholders' equity                            27,371        40,725       (27,371)        261,580
                                                           ------------    --------      --------     -----------
   Total liabilities and shareholders' equity             $    28,846    $ 47,098      $(27,371)      $ 428,372
                                                           ============    ========      ========     ===========

Book Value per share of Common Stock (Note 4)             $    10.83                                  $   19.06
                                                           ============                               ===========


         See Accompanying Notes to Pro Forma Consolidated Balance Sheet.
                                      PF-4

                             PS BUSINESS PARKS, INC.
                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
                    (Assuming Maximum Cash Elections of 20%)




1.   ACQUISITION OF REAL ESTATE FACILITIES
     -------------------------------------

     On January 13, 1998, AOPP purchased the Ammendale property for an aggregate cost of $22,643,000 consisting of $22,450,000 cash and the issuance of 7,143 OP Units having a value of $193,000.

     In March 1998, AOPP purchased one commercial property and had an agreement in principle to purchase another commercial property (the "March Acquisitions," referred to as the "Proposed Acquisitions" in the Proxy Statement dated February 5, 1998) from unaffiliated third parties for an aggregate cost of $33,152,000, composed of $18,200,000 cash, the issuance of 8,033 OP Units having a value of $217,000, and the assumption of mortgage notes payable of $14,735,000.

     The following pro forma adjustments have been made to the pro forma consolidated balance sheet as of December 31, 1997 to reflect the acquisition and proposed acquisitions of the above commercial properties and the related issuance of OP Units:

                                                                                                     (in 000's)
                                                                                                -------------------


     *    Cash and cash  equivalents  has been  decreased  to  reflect  the cash portion  of the  acquisition  cost  of the  properties  purchased,  as follows:
                   March Acquisitions...............................................                $    (18,200)
                   Ammendale Property...............................................                     (22,450)
                                                                                                -------------------
                                                                                                   $    (40,650)
                                                                                                ===================

     *    Real estate  facilities  has been adjusted to reflect the  acquisition
          cost of the facilities acquired:                                                          $     33,152
                   March Acquisitions...............................................                      22,643
                   Ammendale Property...............................................            -------------------
                                                                                                    $     55,795
                                                                                                ===================

     *    Notes payable has been  increased to reflect the principal  balance of related notes expected to be assumed by AOPP in
          connection with the March Acquisitions....................................                $     14,735
                                                                                                ===================


     *    Minority interest has been increased to reflect the issuance of 15,176
          OP Units in connection with the acquisition of the March
          Acquisitions and Ammendale properties.....................................               $        410
                                                                                                ===================



2.   OTHER ADJUSTMENTS
     -----------------

     On December 24, 1997, AOPP completed a transaction where AOPP issued 1,512,718 shares of OP units and 2,970,134 shares of AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. The Company incurred a total of $3,300,000 in transaction costs. Approximately $400,000 of these costs were paid in December 1997 and approximately $2,900,000 were paid in January 1998.

     On January 9, 1998, the subsidiary of the state pension fund exercised its option to convert the shares of OP Units into shares of AOPP common stock on a one-for-one basis.

     In December 1997, AOPP reached an agreement with a group of institutional investors under which AOPP would issue up to 5,740,741 shares of AOPP common stock at $27.00 per share in separate tranches. The first tranche, 1,851,852 shares or $50.0 million, was issued in January 1998. The remainder of the shares are to be issued as the funds are required by AOPP, in minimum increments of $20 million. Funds from the first tranche were utilized to repay a $3,500,000 loan due to PSI, to fund remaining unpaid costs related to the subsidiary of a state pension fund transaction, and to complete the real estate transactions that occurred or are projected to occur in 1998 (the March Acquisitions and Ammendale properties).

     The following pro forma adjustments have been made to reflect the issuance of $50.0 million of AOPP Common Stock to institutional investors, the conversion of the OP Units into shares of AOPP stock, AOPP's payoff of its loan from PSI, and the payment of remaining transaction costs for the subsidiary of the state pension fund transaction.

                                                                                                        (in 000's)
                                                                                                       ------------

     *    Cash and  cash  equivalents  has been  increased  to  reflect  the net proceeds from the issuance of common stock to institutional  investors
          (gross proceeds of $50,000,000 less estimated offering
          costs of $2,400,000)......................................................             $        47,600

     *    Cash  and  cash   equivalents  have  been  decreased  to  reflect  the
          utilization  of a  portion  of the  proceeds  from  the  institutional investors to repay the $3,500,000  loan due to PSI, and to reflect the payment of $2,900,000 in transaction costs which were unpaid
          and accrued at December 31, 1997..........................................                      (6,400)
                                                                                                       ------------
                                                                                                 $        41,200
                                                                                                       ============

     *    Accounts payable and accrued  liabilities have been reduced to reflect the payment of transaction costs which were unpaid and
          accrued at December 31, 1997..............................................                      (2,900)
                                                                                                       ============

     *    Notes payable have been reduced to reflect the repayment of a
          $3,500,000 loan due to PSI................................................             $        (3,500)
                                                                                                       ============

                                                                                                        (in 000's)
                                                                                                       ------------
     *    Common Stock has been adjusted to reflect the following items:
          *    Conversion of 1,512,718 OP Units into AOPP common stock......                      $          151
          *    Issuance of 1,851,852 shares of AOPP common stock to
               institutional investors.......................................                                185
                                                                                                ------------------
                                                                                                 $           336
                                                                                                ==================

     *     Paid in capital has been  adjusted  to reflect the  following items:
           *   Conversion of 1,512,718 OP Units into AOPP common stock......                     $        30,146
           *   Issuance of 1,851,852 shares of AOPP common stock to
               institutional investors.......................................                             47,415
                                                                                                ------------------
                                                                                                 $        77,561
                                                                                                ==================

     *      Minority Interest has been adjusted to reflect the conversion of
            1,512,718 OP Units into AOPP common stock ........................                   $       (30,297)
                                                                                                ==================

3.    MERGER PRO FORMA ADJUSTMENTS
      ----------------------------

     The Merger will be accounted for using the purchase method of accounting with AOPP being the accounting acquirer. The total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities acquired based upon their respective fair values, and the remainder will be allocated to the excess of purchase cost over fair value of assets acquired, if any. Upon completion of the Merger, the outstanding shares of AOPP common stock (historical shares outstanding at December 31, 1997 combined with the shares issued in January 1998) will be converted into an aggregate of 11,698,498 shares of PSP11 Common Stock and PSP11 will be renamed "PS Business Parks, Inc."

     In determining the cost of the Merger, AOPP evaluated as a measure of cost of the Merger (i) the aggregate fair value of PSP11's net assets acquired,
     (ii) the fair value of PSP11's Common Stock traded in the market, and (iii) the cash election price of $20.50 per share of PSP11 Common Stock. AOPP determined that the use of the cash price of $20.50 was a reliable measure of the Merger cost; further, that such cash price was materially equivalent to the Merger cost had either of the other alternatives been chosen, based upon the following:

     * The fair value of the net assets of PSP11 were readily determinable as of August 15, 1997(date the Merger was announced). Substantially all of the PSP11 assets were comprised of real estate facilities having current appraised values as determined by independent appraisers. The estimated fair value per share of PSP11 Common Stock at August 15, 1997 based upon the fair values of the net assets was approximately $20.50 per share.

     * Since AOPP is the accounting acquirer, AOPP's common stock market price would have been an indicator of the Merger cost. However, AOPP's common stock is not publicly traded, accordingly, AOPP evaluated PSP11's common stock as a determination of AOPP's implied common stock value. The market price of PSP11's Common Stock from January 1, 1997 through August 15, 1997 ranged from $20-3/8 to $19-3/8. The closing price of PSP11's Common Stock on August 15, 1997, was $20.00. PSP11's trading price for the one month period after the announcement of the proposed Merger traded in the range from $19-15/16 to $20-9/16.

     * Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock. Similarly, each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder.

In determining the fair value of the net assets to be acquired, historical carrying values as of December 31, 1997 were used with respect to PSP11's other assets and accrued liabilities since they approximate fair value and appraised values were used for PSP11's real estate facilities. The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:

                                                                                                         (in 000's)
                                                                                                      --------------
         PURCHASE COST:
         --------------

     *    Issuance  of  1,455,950  shares of Common  Stock to  PSP11's  Series A common shareholders (1,819,937 shares outstanding less assumed
          shares electing cash of 363,987) at $20.50 per share..................                        $   29,847
     *    Issuance of 569,655  shares of Common  Stock to the holders of PSP11's
          Common  Stock  Series  B  and  Series  C  (707,071   combined   shares
          outstanding  less  cancellation  of  47,824  shares  of  Series  C the remaining of which is multiplied by the conversion ratio of 0.8641) at
          $20.50 per share.....................................................                             11,678
     *    Cash  elections  (assumes  that 20% or 363,987  shares of the Series A
          Common Stock of PSP11 elect to receive $20.50 per share in cash in the
          Merger)...............................................................                             7,462
                                                                                                        -----------
               Total Purchase Cost..............................................                      $   48,987
                                                                                                        ===========


         PRELIMINARY ALLOCATION OF PURCHASE COST:
         ----------------------------------------

              Cash..............................................................                        $    2,455
              Other assets......................................................                               454
              Accrued and other liabilities.....................................                            (1,475)
              Real estate facilities (fair value of $48,000,000 less $447,000 of excess aggregate fair values of net assets acquired over
                purchase cost)..................................................                            47,553
                                                                                                        -----------

                                                                                                        $   48,987
                                                                                                        ===========


     The following pro forma adjustments have been made to reflect the Merger as of December 31, 1997:


                                                                                                       (in 000's)
                                                                                                      --------------
             PURCHASE ADJUSTMENTS:
             ---------------------


               * Cash and cash equivalents have been reduced to reflect the cash necessary to satisfy cash elections ($7,462,000) combined
                 with estimated direct costs and expenses of the merger of $800,000                    $   (8,262)
                                                                                                       ===========



               * Unallocated purchase cost has been increased to reflect the
                 aggregate purchase cost.........................................                      $   48,987
                                                                                                       ===========



               * Common stock has been increased to reflect the issuance of
                 2,025,605 shares with a par value of $0.10 per share...............                   $      203
                                                                                                       ===========



               * Paid-in Capital has been decreased to reflect the issuance of common stock ($41,525,000 less par value of $203,000 and
                 estimated direct costs and expenses of the Merger of $800,000)......                  $   40,522
                                                                                                       ===========


             VALUATION ADJUSTMENTS:
             ----------------------



               * Unallocated purchase cost has been decreased to reflect the
                 allocation of the aggregate purchase cost............................                 $  (48,987)
                                                                                                       ===========



               * Real estate facilities has been increased to reflect the fair value of the real  estate  facilities  to be  acquired  in the
                 Merger  (purchase price allocation of $47,553,000 plus related net  historical  cost of management  contracts on AOPP's books with  respect  to  such  properties  ($1,540,000)  less  PSP11
                 historical net book value of $25,937,000)............................                  $   23,156
                                                                                                       ===========




               * AOPP's intangible assets have been reduced to reflect the reclassification  to real estate with respect to the above pro
                 forma adjustment......................................................                $   (1,540)
                                                                                                       ===========



               * PSP11's historical equity has been eliminated as follows:
                      Series A common stock............................................                 $      (18)
                      Series B common stock............................................                         (2)
                      Series C common stock............................................                         (5)
                      Paid-in capital..................................................                    (32,421)
                      Cumulative net income............................................                    (29,451)
                      Cumulative distributions.........................................                     34,526
                                                                                                --------------------
                                                                                                        $  (27,371)
                                                                                                       ===========

ADDITIONAL MERGER RELATED ADJUSTMENTS:
--------------------------------------


AOPP would not have sufficient cash for operations after satisfying cash elections and closing costs of the Merger, and would borrow from its line of credit. The following pro forma adjustments have been made to reflect these borrowings, as well as to reflect the issuance of common stock to AOPP shareholders pursuant to the terms of the Merger Agreement.

                                                                                                            (in 000's)
                                                                                                      --------------------
              *    Cash has been increased to reflect the borrowings from AOPP's line
                   of credit............................................................                 $    6,373
                                                                                                      ====================

              *    Notes payable has been increased to reflect the borrowings from
                   AOPP's line of credit.............................................                    $    6,373
                                                                                                      ====================

              *    Common  stock has been  increased  to reflect the issuance of
                   1,784,517  shares  (par  value  of  $0.10  per  share)  to the shareholders  of AOPP to  adjust  to the  terms of the  Merger
                   Agreement  (9,913,981  pro  forma  shares  multiplied  by  the conversion ratio of 1.18 less
                   9,913,981 shares)....................................................                 $      178
                                                                                                      ====================

              *    Paid-in capital has been decreased to reflect the issuance of
                   the above common stock to AOPP shareholders.......................                    $     (178)
                                                                                                      ====================

EXCHANGE OF PROPERTIES
----------------------

Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI. The fair value of the mini-warehouse facilities is approximately $42,400,000 compared to the fair value of the 11 commercial properties to be received of $42,900,000. Through the pro forma adjustments above, the commercial facilities are reflected on the pro forma consolidated balance sheet at their fair approximate values as a result of the accounting acquisition of PSP11 by AOPP. No additional adjustments have been made to reflect the Exchange as the relative valuations are nearly the same.

4.   BOOK VALUE PER SHARE OF COMMON STOCK

     Book value per share has been determined by dividing total shareholders' equity by the outstanding shares of Common Stock. The following summarizes the shares outstanding:



                                                                                                      Common shares
                                                                                                       outstanding
                                                                                                       --------------
              *    AOPP historical shares outstanding at December 31, 1997............                     6,549,411
              *    AOPP shares issued to subsidiary of state pension fund in connection
                   with conversion of its OP Units into common stock of AOPP..........                     1,512,718
              *    Pro forma shares issued to institutional investors.................                     1,851,852
                                                                                                       --------------
                              Pre-Merger pro forma AOPP shares outstanding............                     9,913,981

              *    PSP11's Series A shares (assuming maximum Cash Elections,  see
                  "Purchase cost" above)..............................................                     1,455,950

              *    PSP11's Series B and C (see "Purchase cost" above).................                       569,655

              *    Incremental shares issued to AOPP shareholders based upon the
                   conversion   of  the   Pre-Merger   AOPP   shares  into  PSP11
                   equivalents  (9,913,981 pro forma shares  subtracted  from the
                   product of 9,913,981 multiplied by 1.18)...........................                     1,784,517
                                                                                                       --------------
                              Post-Merger pro forma AOPP shares outstanding...........                    13,724,103
                                                                                                       ==============



                                                                          PS BUSINESS PARKS, INC.
                                                                PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                                                   For the Year Ended December 31, 1997
                                                                                (Unaudited)
                                                               (Amounts in thousands, except per share data)
                                                                 (Assuming Maximum Cash Elections of 20%)

                                                                                AOPP
                                            ---------------------------------------------------------------


                                                                       Pro Forma Adjustments
                                                          ----------------------------------------------
                                                          Acquisition of   Acquisition of
                                                            real estate     real estate         Other
                                               AOPP       from affiliates    from third      adjustments
                                           (Historical)      (Note 1)         parties          (Note 3)
                                           ------------      --------         -------          --------
                                                                              (Note 2)
REVENUES:
   Rental income:
     Commercial properties                  $   30,169     $    1,038      $   27,024        $        -
     Mini-warehouse properties                       -              -               -                 -
   Facility management fees                        956            (52)              -                 -
   Interest and other income                       453              -               -                 -
                                           ------------      --------         -------          --------
                                                31,578            986          27,024                 -
                                           ------------      --------         -------          --------
EXPENSES:
   Cost of operations:
     Commercial properties                      12,330            363           7,759                 -
     Mini-warehouse properties                       -              -               -                 -
   Cost of managing facilities                     189            (12)              -                 -
   Depreciation and amortization                 5,195             92           5,526                 -
   General and administrative                    1,461              -               -               300
   Interest expense                                  1              -           1,105                 -
                                           ------------      --------         -------          --------
                                                19,176            443          14,390               300
                                           ------------      --------         -------          --------
   Income before minority interest in
     income                                     12,402            543          12,634              (300)
   Minority interest in income (Note 7)         (8,566)             -               -            (1,189)
                                           ------------      --------         -------          --------

   Net income (loss)                            $3,836           $543         $12,634           $(1,489)
                                           ============      ========         =======          ========

   PER SHARE OF COMMON STOCK:
   Net income (Note 4 and 6)                $     1.45
                                           ============
   Weighted average shares (Note 4 and 6)        2,641
                                           ============


                                                                          PS BUSINESS PARKS, INC.
                                                                PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                                                   For the Year Ended December 31, 1997
                                                                                (Unaudited)
                                                               (Amounts in thousands, except per share data)
                                                                 (Assuming Maximum Cash Elections of 20%)

                                                                                AOPP
                                            ----------------------------------------------------------------------------

                                                                                   Merger
                                                                                Adjustments
                                                                                -----------
                                                                                Exchange of
                                                   AOPP                         real estate         PSBP
                                                Pre-Merger        PSP11         facilities      Post-Merger
                                               (Pro forma)     (Historical)      (Note 5)       (Pro forma)
                                               -----------     ------------      --------       -----------

REVENUES:
   Rental income:
     Commercial properties                     $   58,231      $    1,418      $    8,008       $   67,657
     Mini-warehouse properties                          -           6,143          (6,143)               -
   Facility management fees                           904               -            (471)             433
   Interest and other income                          453              82               -              535
                                               -----------     ------------      --------       -----------
                                                   59,588           7,643           1,394           68,625
                                               -----------     ------------      --------       -----------
EXPENSES:
   Cost of operations:
     Commercial properties                         20,452             682           3,271           24,405
     Mini-warehouse properties                          -           2,082          (2,082)               -
   Cost of managing facilities                        177               -             (93)              84
   Depreciation and amortization                   10,813           1,198             146           12,157
   General and administrative                       1,761             201               -            1,962
   Interest expense                                 1,106               -             462            1,568
                                               -----------     ------------      --------       -----------
                                                   34,309           4,163           1,704           40,176
                                               -----------     ------------      --------       -----------
   Income before minority interest in
     income                                        25,279           3,480            (310)          28,449
   Minority interest in income (Note 7)            (9,755)              -            (168)          (9,923)
                                               -----------     ------------      --------       -----------

   Net income (loss)                              $15,524          $3,480           $(478)         $18,526
                                               ===========     ============      ========       ===========

   PER SHARE OF COMMON STOCK:
   Net income (Note 4 and 6)                   $     1.57      $     1.38                       $     1.35
                                               ===========     ============                     ===========
   Weighted average shares (Note 4 and 6)           9,914           2,527                           13,724
                                               ===========     ============                     ===========

     See Accompanying Notes to Pro-Forma Consolidated Statements of Income.
                                      PF-12

                             PS BUSINESS PARKS, INC.
              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1997
                                   (Unaudited)
                    (Assuming Maximum Cash Elections of 20%)


1. ACQUISITION OF REAL ESTATE FACILITIES FROM AFFILIATES (THE "ACQUIRED PROPERTIES")
     --------------------------------------------------------------------------

     On April 1, 1997, the Operating Partnership acquired four commercial properties from PSI in exchange for 1,235,500 OP Units.

     The  following  pro  forma  adjustments  have  been  made to the pro  forma
     consolidated   statements  of  income  to  reflect  the  above  as  if  the transaction was completed as of January 1, 1997:

                                                                                                                  (in 000's)
                                                                                                              ----------------

              *   Rental income has been increased to reflect:
                  *  the pro forma rental income as if the real estate facilities acquired on
                     April 1, 1997 were owned by AOPP throughout the entire period................                  $    4,127

                  *  less the rental income with respect to these properties included in
                     AOPP's historical amounts....................................................                      (3,089)
                         Total incremental rental income.........................................            -----------------
                                                                                                                   $     1,038
                                                                                                             ==================

              *   Facility  management fee income has been decreased to eliminate
                  AOPP's  historical  management  fee income (5% of rental income)
                  with respect to the commercial properties acquired on
                  April 1, 1997, as such fee is not collected on owned facilities...............                   $       (52)
                                                                                                             ==================


              *   Cost of operations has been increased as follows:
                  * To reflect the pro forma cost of operations as if the real estate facilities acquired on April 1, 1997 were owned by AOPP throughout the
                    entire full period............................................................                 $    1,227
                  * The above adjustment excludes facility management fees,  accordingly,  a
                    pro forma adjustment has been made to reflect the actual cost of management...                         41
                  * To eliminate cost of operations included in AOPP's historical amounts.........                       (905)
                                                                                                             ------------------
                        Total incremental cost of operations......................................                 $      363
                                                                                                             ==================



              *   Cost of managing facilities has been decreased to eliminate the costs  associated with the management fee income with respect to the  properties  acquired  on April 1, 1997.  The  reduction  in management fee income will result
                  in a reduction in cost of operations with respect to facility management..........                 $      (12)
                                                                                                             ==================

              *   Depreciation has been increased to reflect the incremental depreciation of
                  the commercial properties acquired on April 1, 1997...............................                 $       92
                                                                                                             ==================

2.   ACQUISITION OF REAL ESTATE FACILITIES FROM THIRD PARTIES
     --------------------------------------------------------

     During 1997 and 1998, AOPP has completed the acquisition of several properties and has an agreement in principle to acquire one additional property:

               * Baldon Properties: In July 1997, AOPP issued 1,690,000 shares of common stock primarily to PSI for cash totaling $33,800,000. AOPP used substantially all of the proceeds to acquire two commercial properties in July 1997 from an unaffiliated third party for $33,750,000 in cash.

               * Largo Property: On September 24, 1997, AOPP acquired one commercial property for an aggregate cost of $10,374,000, consisting of $10,050,000 cash and the issuance of 12,000 OP units having a value of $324,000.

               * On December 10, 1997, AOPP purchased a commercial property (the "Northpointe Property") for $3,875,000, consisting of cash of $3,575,000 and the issuance of 11,111 OP units having a value of $300,000.

               * Acquiport Properties: On December 24, 1997, AOPP completed a transaction where AOPP issued 1,512,718 OP units and 2,970,134 shares of AOPP common stock to a subsidiary of a state pension fund, and the subsidiary of the state pension fund, through a merger and contribution, transferred to AOPP six commercial properties ($118,655,000) and $1,000,000 cash. The Company incurred $3,300,000 in transaction costs. In January 1998, the subsidiary of the state pension fund exercised its option to convert the OP units into shares of AOPP common stock.

               * March Acquisition Properties: In March 1998, AOPP purchased one commercial property and had an agreement in principle to purchase another commercial property from unaffiliated third parties for an aggregate cost of $33,152,000 consisting of cash totaling $18,200,000, the issuance of 8,033 OP Units having a value of $217,000 and the assumption of $14,735,000 of mortgage debt.

               * On January 13, 1998, AOPP purchased a commercial property (the "Ammendale property") for $22,643,000, consisting of cash of $22,450,000 and the issuance of 7,143 OP units having a value of $193,000.

The following pro forma adjustments have been made to reflect the operations of these properties as if such properties had been acquired at the beginning of the year:

                                                                                                                        (000's)
                                                                                                                  -------------

     * Rental income has been increased to reflect the pro forma rental income of the properties, as if these facilities were owned by AOPP throughout 1997:

          *    Rental income for 1997 for the following properties:
                        Baldon properties ...........................................................              $    6,570
                        Largo property...............................................................                   1,343
                        Acquiport  properties........................................................                  14,813
                        Northpointe Property.........................................................                     631
                        Ammendale Property...........................................................                   2,883
                        March Acquisitions...........................................................                   3,916

          *    Less:  the  portion  of  rental  income  with  respect  to  these
               properties which has been included in AOPP's historical amounts......................                  (3,132)
                                                                                                                    ---------


                                                                                                                   $   27,024
                                                                                                                   ==========



                                                                                                                (000's)
                                                                                                              ------------
              * Cost of operations has been increased to reflect the pro forma cost of operations  of these  properties,  as if they were owned by AOPP throughout the entire period presented:
                *   Cost  of  operations  for  the  entire  year's  properties'
                    historical operations:
                        Baldon...............................................................               $    2,280
                        Largo................................................................                      367
                        Acquiport Properties.................................................                    3,059
                        Northpointe Property.................................................                      125
                        Ammendale Property...................................................                      640
                        March Acquisitions...................................................                    1,089
                 *  Less: the portion of cost of operations with respect to these
                    properties which has been included in AOPP's historical amounts..........                   (1,157)
                 *  Plus:  Pro forma adjustment to reflect additional estimated personnel
                    cost to manage the facilities and property taxes.........................                    1,356
                                                                                                                 -----
                                                                                                            $    7,759
                                                                                                            ==========

               * Depreciation has been increased to reflect a full year's depreciation
                 expense..............................................................                      $    5,526
                                                                                                            ===========

               * Interest expense has been increased to reflect the historical interest expense for each of the periods presented with respect to the assumption of
                 mortgage notes payable .....................................................                $    1,105
                                                                                                             ==========

3.   OTHER PRO FORMA ADJUSTMENTS
     ---------------------------

                                                                                                                (000's)
                                                                                                                ---------

              * A pro forma adjustment has been made to increase general and administrative expense to reflect additional costs with respect to payroll
                as AOPP hires acquisition and executive personnel...........................                 $      300
                                                                                                             ==========


              * Many  of  the   properties   acquired   were  acquired  by  the
                consolidated  Operating  Partnership in exchange for OP Units of
                AOPP.  Such  ownership  interests  are  represented  as minority interest in the consolidated financial statements.  Accordingly, a pro  forma  adjustment  has been  made to  increase  "Minority interest in income" to reflect the incremental income associated with pro forma  adjustments  allocable to the minority  interest
                (representing the difference  between the pro forma amounts less
                the historical amounts included in AOPP's historical financial statements)......              $  (1,189)
                                                                                                              =========

4. NET INCOME PER COMMON SHARE (AOPP PRE- MERGER PRO FORMA) HAS BEEN COMPUTED AS FOLLOWS:
    --------------------------------------------------------------------------

                                                                                                           (000's)
                                                                                                        -------------

           Historical net income.........................................................               $   3,836,000

           Historical weighted average common shares.....................................                   2,641,258

           Historical net income per common share........................................               $       1.45

           Pro forma net income..........................................................               $  15,524,000

           Pro forma weighted average common shares (1)..................................                   9,913,981

           Pro forma net income per common share.........................................               $       1.57

-----------------------------------------------------------------------------------------------------------------------------------
           (1)
           Historical weighted average shares (common and equivalents)...................                   2,641,258
           Adjusted for:

               Issuance of common shares in July 1997 in connection with property
                  acquisitions...........................................................                     995,137

               Issuance of common stock to subsidiary of a state pension fund (on
                  December 24, 1997).....................................................                   2,913,016

               Issuance of common stock to subsidiary of a state pension fund in
                  connection with conversion of OP units into common stock...............                   1,512,718

               Pro forma issuance of common stock to institutional investors.............                   1,851,852
                                                                                                            ---------

                    Total Pre-Merger pro forma weighted average shares...................                   9,913,981
                                                                                                            =========

5.       PRO FORMA MERGER ADJUSTMENTS - EXCHANGE OF PROPERTIES:
         ------------------------------------------------------

          Concurrent with the Merger, PSP11 will exchange 11 mini-warehouses and two properties that combine mini-warehouse and commercial space for 11 commercial properties owned by PSI.

                                                                                                         (000's)
                                                                                                  ---------------



                    *     Rental income- commercial properties has been increased to reflect the rental income with respect to the 11 commercial
                          properties received through the Exchange.....................            $     8,008
                                                                                                   ===========


                    *     Rental income- mini-warehouses has been decreased to eliminate the rental income with respect to the 11 mini-warehouse
                          facilities and two properties that combine mini-warehouse and
                          commercial space given up through the Exchange...............            $    (6,143)
                                                                                                   ===========


                    *     A  pro forma adjustment has made to facility management fees to:

                          *   eliminate the historical facility management fees related
                              to 11 commercial properties acquired in the Exchange as such fee will no longer be charged to these properties as AOPP
                              will own them............................................            $      (400)

                          *   eliminate the historical facility management fees related
                              to the two commercial properties of PSP11 acquired in the
                              Merger...................................................                    (71)
                                                                                               --------------------

                                                                                                   $      (471)
                                                                                                   ================


                     *     A pro  forma  adjustment  has  been  made  to cost of operations to:

                           *  eliminate historical management fees paid to AOPP to manage
                              PSP11's two commercial properties which are included in
                              historical amounts and as a result of the Merger will no
                              longer be incurred.......................................            $       (71)

                           *  reflect the cost of operations of the 11 commercial
                              properties acquired in the Exchange (before cost of
                              management)..............................................                   3,249

                           *  reflect the cost of management for PSP11's two commercial properties and the 11 commercial properties acquired in the
                              Exchange.................................................                     93
                                                                                                  -------------

                                                                                                   $     3,271
                                                                                                   ===========
                                     PF-17

                     *    Cost  of   operations-   mini-warehouses   has   been
                          decreased to  eliminate  the cost of  operations  with
                          respect to the 11  mini-warehouse  facilities  and two
                          properties that combine  mini-warehouse and commercial
                          space given up through the
                          Exchange.....................................................            $    (2,082)


                      *   Cost of managing facilities has been decreased to eliminate the historical cost of managing the two PSP11 commercial
                          properties and the 11 commercial properties acquired in the
                          Exchange,  such costs are reclassified to Cost of operations-
                          commercial properties........................................            $       (93)
                                                                                                   ===========


                       * A pro forma adjustment has been made to depreciation expense to reflect the:

                               *   Eliminate the historical depreciation expense of               $    (1,198)
                                   PSP11's facilities..................................

                               *   Record  depreciation  expense  based  on the
                                   acquired   cost   of  the   remaining   PSP11
                                   facilities  ($47,553,000  cost, 30% allocated
                                   to land,  the  remaining  cost  allocated  to
                                   1,344  buildings,  depreciated  straight-line
                                   over 25 years).                                                $     1,344
                                                                                                  -----------

                                                                                                   $     146
                                                                                                  -----------

                       *  A pro  forma  adjustment  has been  made to  interest
                          expense to  reflect  interest  expense  related to pro
                          forma  borrowings on AOPP's line of credit (see note 3
                          - Merger Pro Forma  Adjustments  -  Additional  merger
                          adjustments to the pro forma balance sheet)
                                                                                                   $       462
                                                                                                   ===========

                        *  A pro forma adjustment has been made to increase the minority interests' share of income based upon its pro rata ownership
                           interest in the above pro forma adjustments..................            $      (168)
                                                                                                    ===========


6. POST-MERGER PRO FORMA NET INCOME PER SHARE OF COMMON STOCK HAS BEEN COMPUTED AS FOLLOWS:
    ----------------------------------------------------------------------------

                                                                                                                 Year Ended
                                                                                                            December 31, 1997
                                                                                                            -------------------
           Post-Merger pro forma net income........................................................             $   18,526,000


           Post-Merger pro forma weighted average common shares (1)................................                 13,724,103

           Pro forma net income per share of Common Stock..........................................             $         1.35

-----------------------------------------------------------------------------------------------------------------------------------
          (1)
           Pre-Merger pro forma weighted average shares from Note 4 above..........................                  9,913,981

           PSP11's  Series A shares  (see Note 4 to the Pro  Forma  Consolidated Balance Sheet -
                Assuming Maximum Cash Elections of 20%)............................................                  1,455,950

           PSP11's  Series  B and C (see  Note 4 to the Pro  Forma  Consolidated Balance Sheet-
                Assuming Maximum Cash Elections of 20%)............................................                    569,655

           Incremental  shares  issued  to  AOPP  shareholders  based  upon  the conversion of the Pre-Merger AOPP shares into PSP11  equivalents
                (9,913,981  shares  subtracted  from the  product  of  9,913,981 multiplied by 1.18) (see Note 4 to the Pro Forma
                Consolidated Balance Sheet- Assuming Maximum Cash Elections of 20%)................                  1,784,517
                                                                                                                     ---------

           Post-Merger pro forma weighted average Common Stock common shares.......................                 13,724,103
                                                                                                                    ==========

7.   MINORITY INTEREST:
     -----------------

     Minority interest represents ownership interests of OP Units in the consolidated Operating Partnership which are not owned by AOPP. The OP Units, subject to certain conditions of the Operating Partnership
     Agreement, are convertible into Common Shares of AOPP on a one-for-one basis. Pro forma weighted average OP Units outstanding during each period owned by minority interests totaled 7,350,754 (after adjustment for the conversion factor of 1.18). The following table summarizes the ownership interests:

                                                                                                                 Year Ended
                                                                                                             December 31, 1997
                                                                                                             ------------------
           Pro forma AOPP Common Shares outstanding..............................................                   13,724,103
           Pro forma OP Units owned by minority  interests which are convertible into AOPP
                 Common Shares...................................................................                    7,350,754
                                                                                                             ------------------
                   Total AOPP Common Shares outstanding assuming conversion of OP Units..........                   21,074,857
                                                                                                             ==================

           Percentage ownership of AOPP Common Shares outstanding................................                     65.1%
           Percentage ownership of minority interests............................................                     34.9%
                                                                                                             ------------------
                Total ownership interest.........................................................                    100.0%
                                                                                                             ==================

                             PS BUSINESS PARKS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
             (Amounts in thousands, except share and per share data)

                                                                    Assuming No Cash Elections
                                                                                AOPP
                                                                     --------------------------
                                                                     Pro Forma Adjustments
                                                                     ---------------------


                                                                        Property          Other
                                                         AOPP         Acquisitions     Adjustments
                      ASSETS                         (Historical)      ( Note 1)        (Note 2)
                                                     ------------      ---------        --------
Cash and cash equivalents                            $     3,884    $      (40,650)   $     41,200
Real estate facilities, net of accumulated               314,238            55,795               -
   depreciation
Intangible assets, net of accumulated amortization         3,272                 -               -
Other assets                                               2,060                 -               -
Purchase cost                                                  -                 -               -
                                                     ------------      ---------        --------
     Total assets                                    $   323,454    $       15,145    $     41,200
                                                     ============      ===========      ==========
       LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                        $     8,331    $            -    $     (2,900)
Notes payable                                              3,500            14,735          (3,500)
Minority interest                                        168,665               410         (30,297)
Shareholder's equity:
Common stock , $.10 par value, 100,000,000 shares
    authorized, 6,549,411 issued and outstanding
    (14,088,090 pro forma shares                             655                               336
    issued/outstanding)
   Series A                                                    -                 -               -
   Series B                                                    -                 -               -
   Series C                                                    -                 -               -
   Paid-in capital                                       142,699                            77,561
   Cumulative net income                                   3,154                 -               -
   Cumulative distribution paid                           (3,550)                -               -
                                                     ------------      -----------      ----------
       Total shareholders' equity                        142,958                 -          77,897
                                                     ------------      -----------      ----------
   Total liabilities and shareholders' equity        $   323,454    $       15,145    $     41,200
                                                     ============      ===========      ==========

Book Value per share of Common Stock (Note 4)        $      21.83
                                                     ============


                             PS BUSINESS PARKS, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
             (Amounts in thousands, except share and per share data)




                                                                      Pro Forma Merger
                                                                      ----------------
                                                                       Adjustments                      PSBP
                                                                      ----------------             --------------

                                                        PSP11         Purchase        Valuation     Post-Merger
                      ASSETS                         (Historical)     (Note 3)        (Note 3)      (Pro Forma)
                                                     ------------     --------        --------      -----------
Cash and cash equivalents                           $     2,455    $      (800)     $         -    $       6,089
Real estate facilities, net of accumulated               25,937              -           23,156          419,126
   depreciation
Intangible assets, net of accumulated amortization            -              -           (1,540)           1,732
Other assets                                                454              -                -            2,514
Purchase cost                                                 -         48,987          (48,987)               -
                                                     ------------     --------        --------      -----------
     Total assets                                   $    28,846    $    48,187      $   (27,371)   $     429,461
                                                     ============    =========        ==========    ============
       LIABILITIES AND SHAREHOLDERS' EQUITY
Accrued and other liabilities                       $     1,475    $                $         -    $       6,906
Notes payable                                                 -              -                -           14,735
Minority interest                                             -              -                -          138,778
Shareholder's equity:
Common stock , $.10 par value, 100,000,000 shares
    authorized, 6,549,411 issued and outstanding
    (14,088,090 pro forma shares                              -            239              179            1,409
    issued/outstanding)
   Series A                                                  18              -              (18)               -
   Series B                                                   2              -               (2)               -
   Series C                                                   5              -               (5)               -
   Paid-in capital                                       32,421         47,948          (32,600)         268,029
   Cumulative net income                                 29,451              -          (29,451)           3,154
   Cumulative distribution paid                         (34,526)             -           34,526           (3,550)
                                                     ------------     --------        ----------    ------------
       Total shareholders' equity                        27,371         48,187          (27,371)         269,042
                                                     ------------     --------        ----------    ------------
   Total liabilities and shareholders' equity       $    28,846    $    48,187      $   (27,371)   $     429,461
                                                     ============    =========        ==========    ============

Book Value per share of Common Stock (Note 4)       $      10.83                                   $      19.10
                                                     ============                                   ============


    See Accompanying Notes to Pro Forma Consolidated Balance Sheet.
                                      PF-20

                             PS BUSINESS PARKS, INC.
                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)

                          (Assuming No Cash Elections)


1.    ACQUISITION OF REAL ESTATE FACILITIES
      -------------------------------------

     Same as Note 1 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%).

2.    OTHER ADJUSTMENTS
      -----------------

     Same as note 2 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%).

3.    MERGER PRO FORMA ADJUSTMENTS
      ----------------------------

     The Merger will be accounted for using the purchase method of accounting with AOPP being the accounting acquirer. The total purchase cost will be allocated to the acquired net assets; first to the tangible and identifiable intangible assets and liabilities acquired based upon their respective fair values, and the remainder will be allocated to the excess of purchase cost over fair value of assets acquired, if any. Upon completion of the Merger, the outstanding shares of AOPP common stock (historical shares outstanding at December 31, 1997 combined with the shares issued in December 1997 and January 1998) will be converted into an aggregate of 11,698,498 shares of PSP11 Common Stock and PSP11 will be renamed "PS Business Parks, Inc."

     In determining the cost of the Merger, AOPP evaluated as a measure of cost of the Merger (i) the aggregate fair value of PSP11's net assets acquired,
     (ii) the fair value of PSP11's Common Stock traded in the market, and (iii) the cash election price of $20.50 per share of PSP11 Common Stock. AOPP determined that the use of the cash price of $20.50 was a reliable measure of the Merger cost; further, that such cash price was materially equivalent to the Merger cost had either of the other alternatives been chosen, based upon the following:

     * The fair value of the net assets of PSP11 were readily determinable as of August 15 1997(date the Merger was announced). Substantially all of the PSP11 assets were comprised on real estate facilities having current appraised values as determined by independent appraisers. The estimated fair value per share of PSP11 Common Stock at August 15, 1997 based upon the fair values of the net assets was approximately $20.50 per share.

     * Since AOPP is the accounting acquirer, AOPP's common stock market price would have been an indicator of the Merger cost. However, AOPP's common stock is not publicly traded, accordingly, AOPP evaluated PSP11's common stock as a determination of AOPP's implied common stock value. The market price of PSP11's Common Stock from January 1, 1997 through August 15, 1997 ranged from $20-3/8 to $19-3/8. The closing price of PSP11's Common Stock on August 15, 1997, was $20.00. PSP11's trading price for the one month period after the announcement of the proposed Merger traded in the range from $19-15/16 to $20-9/16.

     * Each outstanding share of PSP11 Common Stock will continue to be owned by current holders or converted into the right to receive $20.50 in cash. The amount of cash elections will be limited to 20% of the total outstanding shares of PSP11. If a PSP11 shareholder does not elect cash, he or she will continue to own PSP11 Common Stock. Similarly, each share of AOPP Common Stock will be converted into either 1.18 shares of PSP11 Common Stock or the right to receive $24.19 in cash (up to 20% of the outstanding AOPP Common Stock), at the option of an AOPP shareholder.

     In determining the fair value of the net assets to be acquired, historical carrying values as of December 31, 1997 were used with respect to PSP11's other assets and accrued liabilities since they approximate fair value and appraised values were used for PSP11's real estate facilities. The aggregate purchase cost and its preliminary allocation to the historical assets and liabilities is as follows:


                                                                                                       (in 000's)
                                                                                                       ----------
             PURCHASE COST:
             --------------

          *    Issuance of 1,819,937 shares of Common Stock to PSP11's Series
               A common shareholder at $20.50 per share.........................                         $37,309

          *    Issuance of 569,655 shares of Common Stock to the holders
               of  PSP11's  Common  Stock  Series B and Series C (707,071
               combined shares  outstanding  less  cancellation of 47,824 shares of Series C the remaining of which is multiplied by
               the conversion ratio of 0.8641) at $20.50 per share.....................                    11,678
                                                                                                           ------
                       Total Purchase Cost.............................................                   $48,987
                                                                                                          =======

             PRELIMINARY ALLOCATION OF PURCHASE COST:
             ----------------------------------------

                    Cash............................................................                       $2,455
                    Other assets....................................................                          454
                    Accrued and other liabilities...................................                       (1,475)
                    Real estate facilities (fair value of $48,000,000 less $447,000 of excess aggregate fair values of net assets acquired over
                      purchase cost)................................................                       47,553
                                                                                                           ------
                                                                                                          $48,987
                                                                                                          =======


     The following pro forma adjustments have been made to reflect the Merger as of December 31, 1997:

                                                                                                         (in 000's)
                                                                                                         ----------
             PURCHASE ADJUSTMENTS:
             ---------------------

              *  Cash and cash  equivalents has been reduced to reflect to cash necessary to fund estimated direct costs and expenses
                 of the Merger....................................................                        $(800)
                                                                                                          ========

              *  Unallocated purchase cost has been increased to reflect the
                 aggregate purchase cost.......................................                          $48,987
                                                                                                          =======

              *  Common stock has been increased to reflect the issuance of
                 2,389,592 shares with a par value of $0.10 per share..........                            $239
                                                                                                        =======

              *  Paid-in   Capital  has  been  increased  to  reflect  the
                 issuance of common  stock  ($48,987,000  less par value of $239,000 and
                 estimated direct costs and expenses of the Merger of $800,000)..                       $47,948
                                                                                                        =======
                                     PF-21

     VALUATION ADJUSTMENTS:
     ----------------------

                                                                                                       (in 000's)
                                                                                                      -------------
              *   Unallocated purchase cost has been decreased to reflect the
                  allocation of the aggregate purchase cost............................                $    (48,987)
                                                                                                      ==============

              *   Real estate facilities has been increased to reflect the fair value of the real  estate  facilities  to be  acquired  in the
                  Merger  (purchase price allocation of $47,553,000 plus related
                  net  cost  of  management   contracts  with  respect  to  such
                  properties ($1,540,000) less PSP11
                  historical net book value of $25,937,000)............................                $     23,156
                                                                                                      ==============

              *   AOPP's  intangible  assets  have been  reduced to reflect the reclassification  to real estate with respect to the above pro forma
                  adjustment...........................................................                $     (1,540)
                                                                                                      ==============

              *   PSP11's historical equity has been eliminated as follows:
                      Series A common stock............................................                          (2)
                      Series B common stock............................................                          (5)
                      Series C common stock............................................                     (32,421)
                      Paid-in capital..................................................                     (29,451)
                      Cumulative net income............................................                      34,526
                      Cumulative distributions.........................................         ---------------------
                                                                                                       $    (27,371)
                                                                                                      ==============


     ADDITIONAL MERGER RELATED ADJUSTMENTS:
     --------------------------------------

     The following pro forma adjustments have been made to reflect the issuance of common stock to AOPP shareholders pursuant to the terms of the Merger
     Agreement.

                                                                                                       (in 000's)

              *   Common  stock has been  increased  to reflect the issuance of
                  1,784,517  shares  (par  value  of  $0.10  per  share)  to the shareholders  of AOPP to  adjust  to the  terms of the  Merger
                  Agreement  (9,913,981  pro  forma  shares  multiplied  by  the conversion ratio of 1.18 less
                  9,913,981 shares)....................................................                $         179
                                                                                                      ==============

              *   Paid-in capital has been decreased to reflect the issuance of
                  the above common stock to AOPP shareholders.......................                   $        (179)
                                                                                                      ==============

     EXCHANGE OF PROPERTIES
     ----------------------

     Same as Note 3 to Pro Forma Consolidated Balance Sheet (Assuming Maximum Cash Elections of 20%) - "Exchange of Properties."

4.    BOOK VALUE PER SHARE OF COMMON STOCK
      ------------------------------------

     Book value per share has been determined by dividing total shareholders' equity by the outstanding shares of Common Stock. The following summarizes the shares outstanding:

                                                                                                     Common shares
                                                                                                      outstanding
                                                                                                      -----------

              *   AOPP historical shares outstanding at December 31, 1997............                    6,549,411
              *   AOPP shares issued to subsidiary of state pension fund in
                  connection with conversion of its OP units into common stock of AOPP                   1,512,718
              *   Pro forma shares issued to institutional investor group............                    1,851,852
                                                                                                         ---------

                              Pre-Merger pro forma AOPP shares outstanding............                    9,913,981

              *   PSP11's Series A shares (Assuming no Cash Elections,  see
                 "Purchase cost" above)..............................................                    1,819,937

              *   PSP11's Series B and C (see "Purchase cost" above).................                      569,655

              *   Incremental shares issued to AOPP shareholders based upon the
                  conversion   of  the   Pre-Merger   AOPP   shares  into  PSP11
                  equivalents  (9,913,981 pro forma shares  subtracted  from the
                  product of  9,913,981 multiplied by 1.18).......................................        1,784,517
                                                                                                          ---------

                              Post-Merger AOPP pro forma shares outstanding...........                   14,088,090
                                                                                                         ==========






                             PS BUSINESS PARKS, INC.
              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1997
                                   (Unaudited)
                          (Assuming No Cash Elections)

                                                                     AOPP

                                                            Pro Forma Adjustments
                                                      Acquisition of    Acquisition of
                                                        real estate    real estate from
                                           AOPP       from affiliates   third parties
                                       (Historical)      (Note 1)          (Note 2)
                                       ----------------------------------------------------
REVENUES:
   Rental income:
     Commercial properties              $   30,169     $    1,038      $   27,024
     Mini-warehouse properties                   -              -               -
   Facility management fees                    956            (52)              -
   Interest and other income                   453              -               -
                                       ----------------------------------------------------
                                            31,578            986          27,024
                                       ----------------------------------------------------
EXPENSES:
   Cost of operations:
     Commercial properties                  12,330            363           7,759
     Mini-warehouse properties                   -              -               -
   Cost of managing facilities                 189            (12)              -
   Depreciation and amortization             5,195             92           5,526
   General and administrative                1,461              -               -
   Interest Expense                              1              -           1,105
                                       ----------------------------------------------------
                                            19,176            443          14,390
                                       ----------------------------------------------------
   Income before minority interest
     in income                              12,402            543          12,634
   Minority interest in income (Note 7)     (8,566)             -               -
                                       ----------------------------------------------------

   Net income (loss)                        $3,836           $543         $12,634
                                        ===================================================


   PER SHARE OF COMMON STOCK:
   Net income (Notes 4 and 6)           $     1.45
                                        ==========
   Weighted average shares                   2,641
                                        ==========

                             PS BUSINESS PARKS, INC.
              NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1997
                                   (Unaudited)
                          (Assuming No Cash Elections)

                                                                     AOPP

                                                                                        Adjustments
                                                                                        Exchange of
                                           Other            AOPP                        real estate        PSBP
                                        adjustments      Pre-Merger        PSP11        facilities      Post-Merger
                                          (Note 3)      (Pro forma)    (Historical)      (Note 5)       (Pro forma)
                                     ------------------------------------------------------------------------------
REVENUES:
   Rental income:
     Commercial properties              $        -      $   58,231      $    1,418     $    8,008       $   67,657
     Mini-warehouse properties                   -               -           6,143         (6,143)               -
   Facility management fees                      -             904               -           (471)             433
   Interest and other income                     -             453              82              -              535
                                     ------------------------------------------------------------------------------
                                                 -          59,588           7,643          1,394           68,625
                                     ------------------------------------------------------------------------------
EXPENSES:
   Cost of operations:
     Commercial properties                       -          20,452             682          3,271           24,405
     Mini-warehouse properties                   -               -           2,082         (2,082)               -
   Cost of managing facilities                   -             177               -            (93)              84
   Depreciation and amortization                 -          10,813           1,198            146           12,157
   General and administrative                  300           1,761             201              -            1,962
   Interest Expense                              -           1,106               -              -            1,106
                                     ------------------------------------------------------------------------------
                                               300          34,309           4,163          1,242           39,714
                                     ------------------------------------------------------------------------------
   Income before minority interest
     in income                                (300)         25,279           3,480            152           28,911
   Minority interest in income (Note        (1,189)         (9,755)              -           (158)          (9,913)
                                     ------------------------------------------------------------------------------

   Net income (loss)                       $(1,489)        $15,524          $3,480            $(6)         $18,998
                                     =============================================================================


   PER SHARE OF COMMON STOCK:
   Net income (Notes 4 and 6)                           $     1.57      $     1.38                      $     1.35
                                                        ===========     ===========                     ==========
   Weighted average shares                                   9,914           2,527                          14,088
                                                        ===========     ===========                     ==========

         See Accompanying Notes to Pro Forma Consolidated Balance Sheet.
                                      PF-25

1.  ACQUISITION OF REAL ESTATE FACILITIES FROM AFFILIATES
    -----------------------------------------------------

     Same as Note 1 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

2.  ACQUISITION OF REAL ESTATE FACILITIES FROM THIRD PARTIES
    -----------------------------------------------------

     Same as Note 2 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

3.  OTHER PRO FORMA ADJUSTMENTS
    --------------------------

     Same as Note 3 to the Pro Forma Consolidated Statements of Income (Assuming Maximum Cash Elections of 20%).

4. NET INCOME PER COMMON SHARE (AOPP PRE- MERGER PRO FORMA) HAS BEEN COMPUTED AS FOLLOWS:
     --------------------------------------------------------------------------

                                                                                                                     (000's)
                                                                                                                   ----------

           Historical net income ....................................................                              $3,836,000

           Historical weighted average common shares.................................                               2,641,258

           Historical net income (loss) per common share.............................                                  $1.45


           Pro forma net income......................................................                             $15,524,000

           Pro forma weighted average common shares (1)..............................                               9,913,981

           Pro forma net income per common share.....................................                                  $1.57


-----------------------------------------------------------------------------------------------------------------------------------
           (1)
           Historical weighted average shares (common and equivalents)...............                               2,641,258

           Adjusted for:

               Issuance of common shares in July 1997 in connection with property
                  acquisitions.......................................................                                 995,137

               Issuance of common stock to subsidiary of a state pension fund on
                  December 24, 1997..................................................                               2,913,016

               Issuance of common stock to subsidiary of a state pension fund in connection  with conversion of its OP units into common shares
                  of AOPP Inc...........................................................                            1,512,718

               Issuance of common stock to institutional investor group                                             1,851,852
                                                                                                                   ----------

                    Total Pre-Merger pro forma weighted average shares...............                               9,913,981
                                                                                                                   ==========


5.   PRO FORMA MERGER ADJUSTMENTS - EXCHANGE OF PROPERTIES:
     ------------------------------------------------------

     Concurrent with the Merger,  PSP11 will exchange 11 mini-warehouses and two
     properties  that  combine   mini-warehouse  and  commercial  space  for  11
     commercial properties owned by PSI.


                                                                                                              (000's)
                                                                                                              -------


            *   Rental  income-  commercial  properties  has been  increased to reflect  the rental  income  with  respect to the 11  commercial
                properties received through the Exchange                                                        $8,008
                                                                                                       ===================



            *   Rental income-  mini-warehouses has been decreased to eliminate
                the  rental  income  with  respect  to  the  11   mini-warehouse
                facilities and two properties  that combine  mini-warehouse  and
                commercial space given up through the Exchange.                                                 $(6,143)
                                                                                                       ===================



             *   A pro forma adjustment has made to facility management fees to:

                 *  eliminate the historical facility management fees related to
                    11 commercial properties acquired in the Exchange as such fee
                    will no longer be charged to these properties as AOPP will own them                          $(400)

                 *  eliminate the historical facility management fees related to
                    the two commercial properties of PSP11 acquired in the Merger                                 (71)
                                                                                                      -------------------
                                                                                                                 $(471)
                                                                                                      ===================


              *  A pro forma adjustment has been made to cost of operations to:

                 *  eliminate historical management fees paid to AOPP to manage
                    PSP11's two commercial properties which are included in
                    historical amounts and as a result of the Merger will no
                    longer be incurred                                                                            $(71)

                 *  reflect the cost of operations of the 11 commercial properties
                    acquired in the Exchange (before cost of management)                                         3,249

                 *  reflect the cost of management for the PSP11's two commercial
                    properties and the 11 commercial properties acquired in the Exchange                            93

                                                                                                      -------------------

                                                                                                                $3,271
                                                                                                       ===================
               *  Cost of  operations-  mini-warehouses  has  been  decreased  to eliminate  the  cost  of  operations  with  respect  to  the  11
                  mini-warehouse   facilities  and  two  properties  that  combine
                  mini-warehouse   and  commercial  space  given  up  through  the
                  Exchange.                                                                                    $(2,082)
                                                                                                       ===================

                                     PF-27


                * Cost of managing facilities has been decreased to eliminate the historical cost of managing the two PSP11 commercial properties and the 11 commercial properties acquired in the Exchange,  such costs are reclassified to Cost
                  of operations- commercial properties......................................                      $(93)
                                                                                                       ===================


                * A pro forma adjustment has been made to:

                      *   Eliminate the historical depreciation expense of PSP11's facilities                  $(1,198)

                      *  Record depreciation expense based on the acquired cost
                         of the remaining PSP11  facilities  ($47,553,000  cost,
                         30% allocated to land,  the remaining cost allocated to
                         buildings, depreciated straight-line over 25 years).
                                                                                                                  1,344
                                                                                                      -------------------

                                                                                                                  $146
                                                                                                       ===================

                *   A pro forma adjustment has been made to increase the minority interests'
                    share of income based upon its pro rata ownership interest................                   $(158)
                                                                                                       ===================



                                     PF-28



6.  PRO FORMA NET INCOME PER SHARE OF COMMON STOCK HAS BEEN COMPUTED AS FOLLOWS:
    ----------------------------------------------------------------------------


                                                                                                              (000's)
                                                                                                              -------


           Post-Merger pro forma net income...............................................                 $18,998,000


           Post-Merger pro forma weighted average Common Stock common shares (1)..........                  14,088,090

           Pro forma net income per share of Common Stock.................................                      $1.35
           -------------------------------------------------------------------------------------

           (1)
           Pre-Merger pro forma weighted average shares from Note 4 above.............                      9,913,981

           PSP11's Series A shares (see Note 4 to the Pro Forma Consolidated Balance
                Sheet)................................................................                      1,819,937

           PSP11's Series B and C (see Note 4 to the Pro Forma Consolidated Balance
                Sheet)................................................................                        569,655

           Incremental  shares  issued  to  AOPP  shareholders  based  upon  the conversion of the Pre-Merger AOPP shares into PSP11  equivalents
                (9,913,981  shares  subtracted  from the  product  of  9,913,981 multiplied by 1.18) (see Note
                4 to the Pro Forma Consolidated Balance Sheet)........................                      1,784,517
                -                                                                                           ---------

           Post-Merger pro forma weighted average Common Stock common shares .........                     14,088,090
                                                                                                           ==========


7.  MINORITY INTEREST:

     Minority interest represents ownership interests of OP Units in the consolidated Operating Partnership which are not owned by AOPP. The OP Units, subject to certain conditions of the Operating Partnership
     Agreement, are convertible into Common Shares of AOPP on a one-for-one basis. Pro forma weighted average OP Units outstanding during each periods owned by minority interests totaled 7,350,754 (after adjustment for conversion factor of 1.18 and the impact of the stock dividend in December
     1997). The following summarizes the ownership interests in the Pro forma Consolidated Financial Statements:

                                                                                                            Year Ended
                                                                                                         December 31, 1997
                                                                                                         ------------------

           Pro forma AOPP Common Shares outstanding...................................                     14,088,090

           Pro forma OP Units owned by minority interests which are convertible into
                AOPP Common Shares....................................................                      7,350,754
                                                                                                           -----------

                Total AOPP Common Shares outstanding  assuming  conversion of OP
                Units..                                                                                    21,438,844
                                                                                                           ===========



           Percentage ownership of AOPP Common Shares outstanding.....................                          65.7%

           Percentage ownership of minority interests.................................                          34.3%
                                                                                                           -----------

                Total ownership interest..............................................                         100.0%
                                                                                                           ===========
                                     PF-30